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                                                                    EXHIBIT 4.1

                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT


         This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment"), dated as of September 24, 1999, is between Walden Residential Properties, Inc., a Maryland corporation (the "Company"), and BankBoston, N.A., as Rights Agent (the "Rights Agent").


                                R E C I T A L S

         WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement dated as of March 26, 1998 (the "Rights Agreement");

         WHEREAS, Oly Hightop Parent, L.P., a Delaware limited partnership ("Parent"), Oly Hightop Corporation, a Maryland corporation ("Newco"), and the Company propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the Company will merge with and into Newco (the "Merger"), which Merger Agreement and Merger have been approved by the Board of Directors of the Company; and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing, and the Company and the Rights Agent desire to evidence such amendment in writing.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

         1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, none of Parent or Newco or any of their respective Affiliates, Associates or Subsidiaries shall be deemed to be an Acquiring Person by virtue of (i) the execution of the Merger Agreement or any other Transaction Document or (ii) the consummation of the Merger or any other transaction contemplated by the Transaction Documents."

         2. Amendment of Section 1. Section 1 of the Rights Agreement is amended to add the following at the end thereof:

                  (ff) "Loan Repayment Agreements" shall mean the loan repayment agreements to be executed by employees of the Company pursuant to the Merger Agreement in substantially the form attached as an exhibit thereto.

                  (gg) "Merger" shall mean the merger of the Company with and into Newco pursuant to the Merger Agreement.



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                  (hh)     "Merger Agreement" shall mean that certain Agreement
                           and Plan of Merger, dated as of September 24, from time to time.

                  (ii) "Newco" shall mean Oly Hightop Corporation, a Maryland corporation.

                  (jj) "Parent" shall mean Oly Hightop Parent, L.P., a Delaware limited partnership.

                  (kk) "Transaction Documents" shall mean the Merger Agreement, the Loan Repayment Agreements, the Voting Agreements and all other documents to be executed by the Company in connection with the transactions contemplated thereby.

                  (ll) "Voting Agreements" shall mean the voting agreements executed pursuant to the Merger Agreement by and among the Company, Parent, Newco and the holders of the Company's stock named in Schedule A to the Merger Agreement.

         3. Amendment of Section 3(b). Section 3(b) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the execution of the Merger Agreement or any other Transaction Document or (ii) the consummation of the Merger or any other transaction contemplated by the Transaction Documents."

         4. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         5. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be fully executed, all as of the date and year first above written.


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                               WALDEN RESIDENTIAL PROPERTIES, INC.


                               By: /s/ Marshall B. Edwards
                                  ---------------------------------------------
                                  Name:
                                       ----------------------------------------
                                         Marshall B. Edwards
                                  Title: President and Chief Executive Officer
                                        ---------------------------------------

                               BANKBOSTON, N.A.



                               By: /s/ Joshua P. McGinn
                                  ---------------------------------------------
                                  Name:
                                       ----------------------------------------
                                         Joshua P. McGinn
                                  Title: Senior Account Manager
                                        ---------------------------------------


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